Exhibit 2.2

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of                 , 2015 and effective as of the Distribution Date (this “Agreement”), is by and between Hewlett-Packard Company, a Delaware corporation (“HP” or “HPI”), and Hewlett Packard Enterprise Company, a Delaware corporation (“Enterprise” or “HPE”). HP and Enterprise are sometimes collectively referred to as the “Parties” and each is individually referred to as a “Party.” Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties and other parties named therein (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, the Board of Directors of HP has determined that it is in the best interests of HP and its shareholders to separate the Enterprise Business from the HPI Business and to create a new publicly traded company to operate the Enterprise Business;

WHEREAS, HP and Enterprise have entered into the Separation Agreement;

WHEREAS, in order to facilitate and provide for an orderly transition under the Separation Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide to the other certain Services (as defined herein); and

WHEREAS, the Separation Agreement requires execution and delivery of this Agreement by HP and Enterprise on or prior to the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.3(a).

“Affiliates” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Arbitration Act” shall have the meaning set forth in Section 8.1.

“Arbitration Demand Notice” shall have the meaning set forth in Section 8.4(a).

“CPR” shall have the meaning set forth in Section 8.3.

“CPR Arbitration Rules” shall have the meaning set forth in Section 8.4(b).

“Data Processing Agreement” shall have the meaning set forth in Section 3.4.

“Designated System” shall have the meaning set forth in Section 3.5(e).

“Dispute” shall have the meaning set forth in Section 8.1.

“Dispute Notice” shall have the meaning set forth in Section 8.2.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Effective Time” shall have the meaning set forth in the Separation Agreement.

“Enterprise” shall have the meaning set forth in the Preamble.

“Enterprise Business” shall have the meaning set forth in the Separation Agreement.

“Enterprise Confidential Information” shall have the meaning set forth in the Separation Agreement.

“Enterprise Group” shall have the meaning set forth in the Separation Agreement.

“Enterprise Indemnified Parties” shall have the meaning set forth in the Separation Agreement.

“Enterprise Services” shall have the meaning set forth in Section 2.1.

“Enterprise TSA Manager” shall have the meaning set forth in Section 2.6(a).

“Exit Costs” shall have the meaning set forth in Section 4.1(b).

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources or distribution facilities.

“Governmental Authority” shall have the meaning set forth in the Separation Agreement.

“Group” shall have the meaning set forth in the Separation Agreement.

“HP” shall have the meaning set forth in the Preamble.

“HPE” shall have the meaning set forth in the Preamble.

“HPI” shall have the meaning set forth in the Preamble.

“HPI Business” shall have the meaning set forth in the Separation Agreement.

“HPI Confidential Information” shall have the meaning set forth in the Separation Agreement.

“HPI Group” shall have the meaning set forth in the Separation Agreement.

“HPI Indemnified Parties” shall have the meaning set forth in the Separation Agreement.

“HPI Services” shall have the meaning set forth in Section 2.1.

“HPI TSA Manager” shall have the meaning set forth in Section 2.6(a).

“Indemnified Parties” shall mean the Enterprise Indemnified Parties and the HPI Indemnified Parties.

“Information” shall have the meaning set forth in the Separation Agreement.

“Intellectual Property” shall have the meaning set forth in the Separation Agreement.

“Joint Developments” shall have the meaning set forth in Section 3.6(a).

“Law” shall have the meaning set forth in the Separation Agreement.

“Liabilities” has the meaning set forth in the Separation Agreement.

“Losses” shall have the meaning set forth in Section 6.4(a).

“Markup” shall have the meaning set forth in Section 4.1(a).

“Mediation Request” shall have the meaning set forth in Section 8.3.

“New Services” shall have the meaning set forth in Section 2.4.

“Non-Registering Party” shall have the meaning set forth in Section 3.6(c).

“Party” and “Parties” shall have the respective meanings set forth in the Preamble.

“Person” shall have the meaning set forth in the Separation Agreement.

“Procedure” shall have the meaning set forth in Section 8.3.

“Provider” shall mean the Party or its Subsidiary providing a Service under this Agreement.

“Recipient” shall mean the Party or its Subsidiary to whom a Service is provided under this Agreement.

“Registering Party” shall have the meaning set forth in Section 3.6(c).

“Representatives” shall have the meaning set forth in the Separation Agreement.

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Service Charge” shall have the meaning set forth in Section 4.1(a).

“Service Adjustments” shall have the meaning set forth in Section 2.3(b).

“Service Extension” shall have the meaning set forth in Section 7.1(c).

“Service Increases” shall have the meaning set forth in Section 2.3(b).

“Services” shall have the meaning set forth in Section 2.1.

“Service Schedule” means a Schedule to this Agreement that is included in Schedule A or Schedule B hereto and that sets forth terms of a specific Service to be provided hereunder.

“Stranded Costs” shall have the meaning set forth in Section 4.1(b).

“Subsidiaries” shall have the meaning set forth in the Separation Agreement.

“Tax” shall have the meaning set forth in the Separation Agreement.

“Termination Charges” shall have the meaning set forth in Section 7.1(b)(iii).

“Transaction Documents” shall have the meaning set forth in the Separation Agreement.

“TSA-Licensed Software” shall have the meaning set forth in Section 3.5(a).

“TSA Managers” means the Enterprise TSA Manager and the HPI TSA Manager.

“TSA Owner” shall have the meaning set forth in Section 2.6(c).

“Transaction Taxes” shall have the meaning set forth in Section 4.2(a).

“VAT” shall have the meaning set forth in Section 4.2(a).

“Workstream Representative” shall have the meaning set forth in Section 2.6(b).

ARTICLE II

SERVICES, DURATION AND CONTRACT MANAGEMENT

Section 2.1 Services. Subject to the terms and conditions of this Agreement, (a) HP shall provide or cause to be provided to Enterprise and Enterprise’s Subsidiaries, as applicable, the services listed on Schedule A to this Agreement, which will be provided pursuant to the Service Schedules incorporated therein (collectively, the “HPI Services”) and (b) Enterprise shall provide or cause to be provided to HP and HP’s Subsidiaries, as applicable, the services listed on Schedule B to this Agreement, which will be provided pursuant to the Service Schedules incorporated therein (collectively, the “Enterprise Services,” and, collectively with the HPI

Services, any Additional Services, any Service Adjustments and any New Services, the “Services”). All Services shall be for the sole use and benefit of the respective Recipient and its respective Affiliates.

Section 2.2 Duration of Services. Subject to the terms of this Agreement, each of HP and Enterprise shall provide or cause to be provided to the respective Recipients or their Affiliates, as applicable, each Service from the start date specified in the applicable Service Schedule until the earliest to occur of, with respect to each such Service, (a) the expiration of the term for such Service (or, subject to the terms of Section 7.1(c), the expiration of any Service Extension) as set forth on the applicable Service Schedule; (b) the date on which such Service is terminated under Section 7.1(b); or (c) the expiration or termination of this Agreement.

Section 2.3 Additional Services and Service Adjustments.

(a) If, within ninety (90) days after the Distribution Date, either Party (i) identifies a service that (x) the HPI Group provided to the Enterprise Group prior to the Distribution Date that Enterprise reasonably needs in order for the Enterprise Business to continue to operate in substantially the same manner in which the Enterprise Business operated prior to the Distribution Date, and such service was not included on Schedule A (other than because the Parties agreed in writing that such service shall not be provided), or (y) the Enterprise Group provided to the HPI Group prior to the Distribution Date that HP reasonably needs in order for the HPI Business to continue to operate in substantially the same manner in which the HPI Business operated prior to the Distribution Date, and such service was not included on Schedule B (other than because the Parties agreed in writing that such service shall not be provided), and (ii) provides a written change request (in the form agreed by the Parties) to the other Party requesting such additional services within ninety (90) days after the Distribution Date, then such other Party shall negotiate in good faith to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that neither Party shall be obligated to provide any Additional Service (x) if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service, (y) if the provision of such Additional Service would significantly disrupt the operation of its businesses or (z) if the Parties are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor). If the Parties agree to any such Additional Service, then the Parties shall document such terms in a Service Schedule to be incorporated in Schedule A or Schedule B, as applicable. The Service Schedule shall describe in reasonable detail the nature, scope, service period(s), and other terms applicable to such Additional Services. Each such Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(b) After the Distribution Date, if a Provider or Recipient desires to adjust any Services or change the manner in which Services are provided (such adjustments and changes, “Service Adjustments”), then such Provider or Recipient, as applicable, will provide a written change request (in the form agreed by the Parties) to the other Party, and the Parties shall negotiate in good faith to make such Service Adjustments, provided that, if a Service Adjustment requested by a Recipient (i) is an increase, relative to historical levels prior to the Distribution

Date, to the volume, amount, level or frequency, as applicable, of any Service provided by a Provider, or is an increase to the volumes specified in the applicable Service Schedule, and (ii) such increase is reasonably determined by the Recipient as necessary for the Recipient to operate its businesses (such increases, “Service Increases”), then such Provider shall negotiate in good faith to provide such Service Increase; provided, however, that the Provider shall not be obligated to provide any Service Increase if the Provider and Recipient are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor); provided, further, that notwithstanding the foregoing, if such higher volume or quantity results from fluctuations occurring in the ordinary course of business of the Recipient, the Provider shall use commercially reasonable efforts to provide such requested higher volume or quantity. If the Parties agree to any Service Adjustment, then the Parties shall document such terms in an amendment to the applicable Service Schedule. Each amended Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Service Adjustments set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.4 New Services. If, within ninety (90) days after the Distribution Date, a Party desires the other Party to provide additional or different services which such other Party is not expressly obligated to provide under this Agreement (excluding, for the avoidance of doubt, any Additional Services or Service Adjustments, the “New Services”), then such Party will provide a written change request (in the form agreed by the Parties) to the other Party within ninety (90) days after the Distribution Date. The Party receiving such request shall negotiate in good faith to provide such New Service; provided, however, that no Party shall be obligated to provide any New Services, including because the Parties are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor). If the Parties agree to any such New Service, then the Parties shall document such terms in a Service Schedule to be incorporated in Schedule A or Schedule B, as applicable. The Service Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such New Services. Each supplement to the applicable Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the New Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement. The Parties shall in good faith determine any costs and expenses, including any start-up costs and expenses, which would be incurred by the Provider in connection with the provision of such New Service, which costs and expenses shall be borne solely by the Recipient.

Section 2.5 Services Not Included. No Services provided under this Agreement shall be construed as accounting, legal or tax advice or shall create any fiduciary obligations on the part of any Provider or any of its Affiliates to any Person, including to the Recipient or any of its Affiliates, and the Recipient shall not rely on, or construe, any Services rendered by or on behalf of the Provider as such professional advice.

Section 2.6 Contract Management.

(a) TSA Managers. HP and Enterprise will each designate the respective individual set forth in Schedule C to act as its initial services manager (the “HPI TSA Manager” and “Enterprise TSA Manager,” respectively). The TSA Managers will be directly responsible for coordinating and managing the delivery of the Services provided by the applicable Party and have authority to act on such Party’s behalf with respect to matters relating to the provision of Services under this Agreement. The TSA Managers will work with the personnel of their respective Group, including the Workstream Representatives, to periodically address issues and matters raised by such personnel relating to the provision of the Services. Notwithstanding the requirements of Section 9.4, communications between the Parties regarding routine matters under this Agreement shall be made through the Parties’ TSA Managers. Each Party shall notify the other of the appointment of a different TSA Manager in accordance with Section 9.4.

(b) Workstream Representatives. Each Party will designate a representative for each workstream within which Services are provided to such Party (e.g., finance, go to market, human resources, information technology, marketing, supply chain, support and services, tax) (each, a “Workstream Representative”). The Workstream Representatives will work with their respective TSA Owners to address issues relating to the Services, and will keep the TSA Managers informed of such issues.

(c) TSA Owners. Each Service Schedule sets forth an HP and Enterprise representative (each, a “TSA Owner”) who will be responsible for the coordination of the Services provided under the applicable Service Schedule. The TSA Owners will keep their respective Workstream Representatives reasonably informed of any issues that arise with respect to the Services provided under their applicable Service Schedule. Each Party shall notify the other of the appointment of a different TSA Owner in accordance with Section 9.4.

Section 2.7 Personnel.

(a) The Provider of any Service will make available to the Recipient of such Service such personnel as Provider determines may be necessary to provide such Service. Except as otherwise set forth in a Service Schedule, the Provider will have the right, in its sole discretion, to (i) designate which personnel it will assign to perform such Service and (ii) remove and replace such personnel at any time; provided, further, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

(b) In the event that the provision of any Service by the Provider requires the cooperation and services of the personnel of the Recipient, the Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service. The Recipient will have the right, in its sole discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service and (ii) remove and replace such personnel at any time; provided, further, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel.

(c) All employees and representatives of any Provider who provide Services under this Agreement shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of such Provider and not employees or representatives of the Recipient or any of its Affiliates. In performing the Services, such employees and representatives shall be under the direction, control and supervision of the Provider (and not the Recipient) and Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

(d) A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider, and (ii) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth herein and the content of the Services provided to the Recipient.

(e) Nothing in this Agreement shall grant the Provider, or its employees, agents and third-party providers that are performing the Services, the right directly or indirectly to control or direct the operations of the Recipient or any member of its Group. Such employees, agents and third-party providers shall not be required to report to the management of the Recipient nor be deemed to be under the management or direction of the Recipient. The Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services, Service Adjustments or New Services) or otherwise expressly set forth in the Separation Agreement, another Transaction Document or any other applicable agreement, no Provider or any member of its Group shall be obligated to provide, or cause to be provided, any service or goods to any Recipient or any member of its Group.

Section 2.8 Non-Exclusivity. Nothing in this Agreement shall preclude any Recipient from obtaining, in whole or in part, services of any nature that may be obtainable from the Provider, from its own employees or from providers other than the Provider.

ARTICLE III

ADDITIONAL ARRANGEMENTS

Section 3.1 Computer-Based and Other Resources. Each Party and its Subsidiaries shall cause all of their personnel having access to the computer software, networks, hardware, technology or computer-based resources of the other Party and its Subsidiaries in connection with the performance, receipt or delivery of a Service, to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of such other Party and its Affiliates of which written notice is provided by such other Party. Each Party shall ensure that the access contemplated by this Section 3.1 shall be used by its personnel only for the purposes contemplated by, and subject to the terms of, this Agreement. Except as expressly provided in the Separation Agreement, any other Transaction Document or any other applicable agreement or as required in connection with the performance, receipt or delivery of a Service, each of the Parties and its Affiliates shall cease using (and shall cause their employees to cease using) the services made available by the other Party and its Affiliates prior to the Distribution Date.

Section 3.2 Access Rights.

(a) Enterprise shall, and shall cause its Subsidiaries to, allow HP and its Subsidiaries and their respective Representatives reasonable access to the facilities of Enterprise and its Subsidiaries necessary for HP to fulfill its obligations under this Agreement.

(b) HP shall, and shall cause its Subsidiaries to, allow Enterprise and its Subsidiaries and their respective Representatives reasonable access to the facilities of HP and its Subsidiaries necessary for Enterprise to fulfill its obligations under this Agreement.

(c) Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford, following not less than five (5) business days’ prior written notice from the other Party and during normal business hours, (i) the other Party, its Subsidiaries and Representatives escorted access to the facilities and personnel of the relevant Providers and (ii) a third party designated by the other Party and approved by the relevant Provider (such approval not to be unreasonably withheld), reasonable access to the information, systems and infrastructure of the Provider, in each case as reasonably necessary for the other Party to verify the Provider’s compliance with its obligations hereunder and the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, (A) such access shall not unreasonably interfere with any of the business or operations of such Provider, (B) if a Party determines that providing such access could violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids each of such harm and consequence, (C) if a Party determines that providing such access requires a third-party consent, such access shall be subject to the receipt of such third-party consent, and (D) any third party that is provided access pursuant to this Section will be required to execute a non-disclosure agreement that restricts such third party from disclosing confidential information of the audited Provider to the Party that engaged such third party, except to the extent required to report on the extent to which the audited Provider is not in compliance with its obligations or its controls are not adequate.

(d) Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, contractors, invitees or licensees to access the other Party’s facilities.

Section 3.3 Cooperation. It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed-upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including, as applicable, the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 3.3 shall not require either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in a Service Schedule or elsewhere in this Agreement or otherwise agreed to in writing by the Parties.

Section 3.4 Data Protection. Concurrently with the execution and delivery hereof, the Parties will execute and deliver the Data Processing Agreement attached as Schedule D (the “Data Processing Agreement”).

Section 3.5 Software License Terms.

(a) Software that is made available by a Provider to Recipient in connection with any Service (any such Software being referred to herein as “TSA-Licensed Software”) provided hereunder will be subject to the terms set forth in this Section 3.5 except as otherwise provided in the applicable Service Schedule. The Provider hereby grants to the Recipient a non-exclusive, non-transferable license to use, in object code form, any TSA-Licensed Software that is made available by the Provider pursuant to a Service Schedule. For the avoidance of doubt, the Provider that makes available any TSA-Licensed Software in connection with the provision of any Service retains the unrestricted right to enhance or otherwise modify such TSA-Licensed Software at any time, provided that such enhancements or other modifications do not disrupt the provision of such Service to the Recipient.

(b) The Recipient may not exceed the number of licenses, agents, tiers, nodes, seats, or other use restrictions or authorizations, if any, specified in the applicable Service Schedule. Some TSA-Licensed Software may require license keys or contain other technical protection measures. The Recipient acknowledges that the Provider may monitor the Recipient’s compliance with use restrictions and authorizations remotely, or otherwise. If the Provider makes a license management program available which records and reports license usage information, the Recipient agrees to appropriately install, configure and execute such license management program.

(c) Unless otherwise permitted by the Provider, the Recipient may only make copies or adaptations of the TSA-Licensed Software for archival purposes or when copying or adaptation is an essential step in the authorized use of TSA-Licensed Software. If the Recipient makes a copy for backup purposes and installs such copy on a backup device, the Recipient may not operate such backup installation of the TSA-Licensed Software without paying an additional license fee, except in cases where the original device becomes inoperable. If a copy is activated on a backup device in response to failure of the original device, the use on the backup device must be discontinued when the original or replacement device becomes operable. The Recipient may not copy the TSA-Licensed Software onto or otherwise use or make it available on, to, or through any public or external distributed network. Licenses that allow use over the Recipient’s intranet require restricted access by authorized users only.

(d) The Recipient must reproduce all copyright notices that appear in or on the TSA-Licensed Software (including documentation) on all permitted copies or adaptations. Copies of documentation are limited to internal use.

(e) Notwithstanding anything to the contrary herein, certain TSA-Licensed Software may be licensed under the applicable Service Schedule for use only on a computer system owned, controlled, or operated by or solely on behalf of the Recipient and may be further identified by the Provider by the combination of a unique number and a specific system type (“Designated System”) and such license will terminate in the event of a change in either the system number or system type, an unauthorized relocation, or if the Designated System ceases to be within the possession or control of the Recipient.

(f) The Recipient will not modify, reverse engineer, disassemble, decrypt, decompile, or make derivative works of the TSA-Licensed Software. Where the Recipient has other rights mandated under statute, the Recipient will provide the Provider with reasonably detailed information regarding any intended modifications, reverse engineering, disassembly, decryption, or decompilation and the purposes therefor.

(g) The Recipient may permit a consultant or subcontractor to use TSA-Licensed Software at the licensed location for the sole purpose of providing services to the Recipient.

(h) Upon expiration or termination of the Service Schedule under which TSA-Licensed Software is made available, the Recipient will destroy the TSA-Licensed Software. The Recipient will remove and destroy or return to the Provider any copies of the TSA-Licensed Software that are merged into adaptations, except for individual pieces of data in the Recipient’s database. The Recipient will provide certification of the destruction of TSA-Licensed Software, and copies thereof, to the Provider. The Recipient may retain one copy of the TSA-Licensed Software subsequent to expiration or termination solely for archival purposes.

(i) The Recipient may not sublicense, assign, transfer, rent, or lease the TSA-Licensed Software to any other person except as permitted in this Section 3.5.

(j) The Recipient agrees that the Provider may engage a third party designated by the Provider and approved by the Recipient (such approval not to be unreasonably withheld) to audit the Recipient’s compliance with the Software License terms. Any such audit will be at the Provider’s expense, require reasonable notice, and will be performed during normal business hours. Such third party will be required to execute a non-disclosure agreement that restricts such third party from disclosing confidential information of the Recipient to the Provider, except to the extent required to report on the extent to which the Recipient is not in compliance with the Software License terms.

Section 3.6 Joint Developments.

(a) Certain Service Schedules contemplate that the Parties or their respective Affiliates will engage in specified joint development activities with respect to software, technology or other subject matter (“Joint Developments”). Unless otherwise provided in an applicable Service Schedule, Joint Developments shall be governed by this Section 3.6. Any trade secrets or other confidential information embodied in or comprising any Joint Development shall be deemed to be HPI Confidential Information and Enterprise Confidential Information.

(b) Joint Developments, and all Intellectual Property therein and thereto, shall be jointly owned by the Parties or their applicable Affiliates. Each Party and its Affiliates will have the right to (i) use and exploit the Joint Developments, (ii) license the Joint Developments to third parties on a non-exclusive basis, and (iii) transfer its joint ownership interest in any or all Joint Developments to any third party, in each case (x) without restriction, (y) without the consent of the other Party, and (z) without the obligation to account to the other Party for profits derived therefrom.

(c) Should either Party or an Affiliate thereof desire at any time to register a copyright covering any Joint Development or seek patent protection for any invention included in the Joint Developments in any jurisdiction, such Party (the “Registering Party”) shall notify the other Party (the “Non-Registering Party”) in writing of its intent and the reasons therefor. The Non-Registering Party promptly shall communicate in writing any objections it may have with respect thereto. In the absence of any written objections within thirty (30) days after the date of such notice, the Registering Party shall be free to proceed with the desired registration in the name of both Parties. In the event of any such objections by the Non-Registering Party, the Parties shall discuss and negotiate reasonably and in good faith to resolve the objections based on each Party’s business objectives with respect to the relevant item of Joint Developments. The Registering Party will consult with the Non-Registering Party with respect to any material developments in prosecuting any patent application or other application filed by the Registering Party pursuant to this Section 3.6(c) with respect to Intellectual Property covering a Joint Development and consider in good faith any comments or feedback received from the Non-Registering Party. The Parties shall share equally any actual and reasonable out-of-pocket expenses (excluding the value of the time of either Party’s employees) incurred in connection with any such registration. The Registering Party promptly shall provide the Non-Registering Party with copies of each application and issued registration or issued patent under this Section 3.6(c).

(d) If either Party or any Affiliate thereof become aware of any actual infringement or misappropriation of Joint Developments by a third party, such Party shall communicate within a reasonable time the details to the other Party and the Parties will meet and confer regarding any enforcement action with respect to such Joint Developments. If the Parties decide jointly to bring an action for infringement or misappropriation of such Joint Developments, the Parties shall equally share all actual and reasonable expenses associated therewith (except for the value of the time of each party’s employees in connection with the action; each Party shall alone bear its employee expenses) and any resulting damages or compensation, including any amounts paid in settlement. If the Parties decide not to jointly bring such an action, either Party or any of its Affiliates may, at its own expense (including, as the Parties shall agree on a case by case basis, compensation, if any, of the other party for the value of time of the other party’s employees as reasonably required in connection with the action), enforce any Intellectual Property covering the relevant Joint Development against any third party infringer without the consent of the other Party, subject to the following: (i) neither Party shall have any obligation to be joined as a party plaintiff in such action without its prior written consent, which may be granted or withheld in its sole discretion, regardless of whether such joinder is required in order to confer jurisdiction in the jurisdiction in which the action is to be brought, (ii) if either Party brings any such action on its own, including cases in which the other party consents to be named as party plaintiff, the Party bringing the action agrees to defend, indemnify and hold harmless the other Party for all losses, costs, liabilities and expenses arising out of or related to the bringing of such action, and (iii) the Party bringing such action shall not take any action, or make any admissions, that may affect the validity of any registration for the jointly-owned Intellectual Property being asserted in such action or the confidentiality of any jointly-owned trade secrets in any Joint Developments without the prior written consent of the other Party. If the enforcing Party or its Affiliate recovers any damages or compensation for any action the enforcing Party or such Affiliate, including any settlement, the enforcing party or the subsidiaries of the enforcing Party shall retain one hundred percent (100%) of such damages. If the Parties cooperate in any such enforcement action, then any recovery of damages or compensation shall be allocated pursuant to mutual agreement.

Section 3.7 Cybersecurity Services Standards and Policies. Each of the Parties agrees that, during the term of this Agreement, it and its Affiliates will adhere to the HP Information Security Standards and HP Information Security Policy existing as of the Effective Date and attached as Schedule E hereto, as they may hereafter be amended from time to time by written agreement of the Parties.

Section 3.8 Shared Applications. The Parties acknowledge that they or their respective Affiliates may be required in connection with the provision or receipt of any Service to access or use a software application and related data that is being accessed or used concurrently by the other Party or the other Party’s Affiliates. The Parties agree to reasonably cooperate to ensure that such concurrent use or access of such applications and related data does not result in the disruption of either Party’s or its Affiliates business activities.

Section 3.9 Cooperation Regarding Routine Requests for Information and Certain Services.

(a) The Parties acknowledge and agree that the Parties and their Affiliates will require in the conduct of their respective businesses documents or information in the possession of the other Party or the other Party’s Affiliates from time to time during the term of this Agreement. Without limiting any Party’s obligations under any other provision of this Agreement with respect to cooperation and the provision of information or access to books and records, each Party agrees that it and its Affiliates will reasonably cooperate with the other Party and the other Party’s Affiliates with respect to routine requests for documents or information that the other Party and the other Party’s Affiliates reasonably may make from time to time, including promptly responding to any telephonic requests for information that the other Party or the other Party’s Affiliates may make from time to time. For the avoidance of doubt, nothing in this Section 3.9(a) requires a Party to provide any consulting or other services to the requesting Party or the requesting Party’s Affiliates or to incur any expenses (other than the expense associated with its personnel responding to requests for information).

(b) Each Party agrees that, in addition to any other obligations it may have under this Agreement (including any Service Schedule) or the Separation Agreement, it and its Affiliates will use commercially reasonable efforts to make available its personnel to provide to the other Party and the other Party’s Affiliates such additional routine services and support, including the provision of Information, as may be reasonably requested by the other Party or the other Party’s Affiliates from time to time. Notwithstanding the foregoing, if the amount of time expended by any individual providing such services and support represents or is expected to represent more than twenty percent (20%) of such individual’s work time during a calendar month, then the Parties will enter into a Service Schedule to be incorporated in Schedule A or Schedule B, as applicable, that will describe in reasonable detail the nature, scope, service period(s), payment and other terms applicable thereto. None of the services and support, including the provision of Information, provided under this Section 3.9(b) shall include the licensing or assignment of any Intellectual Property except to the extent expressly provided in a Service Schedule entered into pursuant to this Section 3.9(b).

ARTICLE IV

SERVICE FEES; TAXES

Section 4.1 Costs and Disbursements.

(a) Except as otherwise provided in the applicable Service Schedule, the Recipient of a Service shall pay to the Provider of such Service a fee for the Service (each fee constituting a “Service Charge”). The Service Charge will be (i) a fixed monthly fee, as set forth in the applicable Service Schedule, which is an amount equal to the Provider’s estimated cost to provide such Service, plus a markup equal to a percentage of such costs that is specified in Schedule F (the “Markup”), (ii) the Provider’s actual cost to provide the Services under the Service Schedule, which will be determined in accordance with the methodology specified in the applicable Service Schedule, plus the Markup, or (iii) calculated using another pricing methodology, as specified in the applicable Service Schedule. In addition, Services under certain Service Schedules will be provided to the Recipient at no charge. For Services for which the Service Charges are based on actual costs incurred by the Provider, the actual costs incurred by the Provider will be determined on a monthly basis or on such other frequency as may be provided in the applicable Service Schedule or mutually agreed by the Parties and the Provider shall provide with the applicable invoice all substantiation of actual costs that the Recipient may reasonably request.

(b) In the event that a Service Schedule identifies any exit costs associated with the provision of Services under such Service Schedule (“Exit Costs”) or stranded costs associated with the provision of Services under such Service Schedule (“Stranded Costs”), the Exit Costs and Stranded Costs will be paid by the Recipient on a pro rata basis over the duration of the Service Schedule. In the event of an early termination of such Service Schedule, the unamortized Exit Costs and Stranded Costs will be paid by the Recipient in accordance with Section 7.1(b)(iii).

(c) During the term of this Agreement, the amount of a Service Charge for any Service may increase or decrease to the extent of: (i) any increases or decreases mutually agreed to by the Parties, (ii) any Service Charges applicable to any Additional Services, Service Adjustments or New Services, (iii) any increase in the applicable Service Charge during a Service Extension, in accordance with Section 7.1(c), and (iv) any increase in the rates or charges imposed by any unaffiliated third-party provider that is providing Services. Together with any invoice for Service Charges, the Provider shall provide the Recipient with appropriate documentation to support the calculation of such Service Charges.

(d) Except as set forth in Section 4.1(a), Section 4.1(f) or Section 7.1(b)(iii), the Provider shall be responsible for all out-of-pocket costs and expenses incurred by the Provider or its Affiliates in connection with providing the Services (including necessary travel-related expenses) to the extent that such costs and expenses are not reflected in the Service Charge for such Services.

(e) The Provider will provide an invoice to the Recipient no later than the 15th day of each month for the Service Charges, pro-rated Exit Costs and Stranded Costs, and Transaction Taxes payable for, and reimbursable expenses incurred during, the prior month. The Recipient shall pay the amounts stated as due in each monthly invoice by wire transfer (or such other method of payment as may be agreed between the Parties) to the Provider within thirty (30) days of the receipt of each such invoice, including appropriate documentation as described herein, as instructed by the Provider. The Recipient shall notify the Provider promptly, and in no event later than thirty (30) days following receipt of the Provider’s invoice, of any disputed amounts. If the Recipient does not notify the Provider of any disputed amounts within such thirty (30)-day period, then Recipient will be deemed to have accepted the Provider’s invoice. Any such Dispute shall be handled in accordance with Article VIII. The Recipient shall pay any undisputed amount in accordance with this Section 4.1(e). All amounts due and payable hereunder shall be invoiced and paid in (A) U.S. dollars or (B) if the Parties so agree, a foreign currency agreed by the Parties. Services provided by any Provider that is domiciled outside of the United States to a Recipient that is domiciled outside the United States will be billed separately on an invoice between such Provider and such Recipient and, if required any applicable Law or otherwise reasonably requested by a Party or an Affiliate thereof, any such Provider and such Recipient will enter into a local country agreement providing for the performance of such Services. Section 4.2 shall apply to these invoices accordingly. The Provider shall provide supporting information and documentation as reasonably requested by the Recipient to validate any amounts payable by the Recipient pursuant to this Section 4.1.

(f) Subject to the confidentiality provisions applicable pursuant to Section 5.4, each Party shall, and shall cause its Subsidiaries to, provide, upon ten (10) days’ prior written notice from the other Party, any information within such Party’s or its Subsidiaries’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by an unaffiliated third-party provider, including any applicable invoices, agreements documenting the arrangements between such third-party provider and the Provider and other supporting documentation; provided, however, that each Party shall make no more than one (1) such request during any fiscal quarter.

(g) Any costs and expenses incurred by either Party in connection with obtaining any third-party consent contemplated by Section 5.1(b) that is required to allow the Provider to perform or cause to be performed any Service shall be borne by the Recipient.

Section 4.2 Tax Matters.

(a) Without limiting any provisions of this Agreement, the Service Charges (and prices charged therefor) are exclusive of, and the Recipient shall be responsible for, (i) all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar transaction Taxes, (ii) any value added, goods and services or similar recoverable transaction Taxes (“VAT”) and (iii) any related interest and penalties (collectively, “Transaction Taxes”) that Provider is not at fault for causing, in each case imposed or assessed as a result of the provision of Services by the Provider. To the extent that cross-border Services to be performed hereunder fall within Article 44 of the EU VAT Directive or the relevant equivalent national provision and the Provider is not required to charge VAT, the Recipient agrees that it will itself account for

VAT in its own jurisdiction on the performance of such cross-border Services made to it hereunder and will provide to the Provider a valid VAT registration number, certificate (or equivalent documentation) in the jurisdiction with respect to the country or region of receipt of such cross-border Services. The Provider will issue legally compliant invoices to the Recipient usable by the Recipient to recover (by way of credit or refund) Transaction Taxes in jurisdictions where they are recoverable. In the event the Tax authorities question the Transaction Tax treatment of the Services provided, the Provider and the Recipient will work together to issue corrected invoices where applicable. The Recipient and the Provider agree to utilize commercially reasonable efforts to collaborate regarding any requests for information, audit, controls or similar requests of the Tax authorities concerning Transaction Taxes and which involve the Services provided under this Agreement. The Provider and the Recipient agree to take commercially reasonable actions to cooperate in obtaining any refund, return or rebate, or applying zero-rating for Services giving rise to any Transaction Taxes, including filing any necessary exemption or other similar forms or providing valid VAT identification numbers or other relevant registration numbers, certificates or other similar documents. The Recipient shall promptly reimburse the Provider for any costs incurred by the Provider or its Affiliates in connection with the Recipient obtaining a refund or overpayment of refund, return, rebate or the like of any Transaction Tax. For the avoidance of doubt, any applicable gross receipts-based or net income-based Taxes imposed on payments received by Provider shall be borne by the Provider unless the Provider is required by Law to collect or obtain, or allowed to separately invoice for and collect or obtain, reimbursement of such Taxes from the Recipient.

(b) The Recipient shall be entitled to deduct and withhold Taxes required by applicable Law to be withheld on payments made to the Provider pursuant to this Agreement. To the extent any amounts are so withheld, the Recipient shall (i) pay such deducted and withheld amount to the proper Governmental Authority and (ii) promptly provide to the Provider evidence of such payment to such Governmental Authority. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, make commercially reasonable efforts to provide the Recipient any certificate or other documentary evidence (A) required by any applicable Law or (B) which the Provider is entitled by any applicable Law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment, and the Recipient agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence.

Section 4.3 No Right to Set-Off. Subject to the Recipient’s right to withhold disputed amounts in accordance with Section 4.1(e), the Recipient shall timely pay the full amount of Service Charges and shall not set off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient.

ARTICLE V

STANDARD FOR SERVICE

Section 5.1 Standard for Service.

(a) Each Provider agrees (i) to perform any Services that it provides hereunder with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of such Provider prior to the Distribution Date or, if not so previously provided, then substantially similar to those which are applicable to similar services provided to the Provider’s Affiliates or other business units; (ii) if specific target performance metrics are set forth in a particular Service Schedule, it will provide the applicable Services in accordance with such metrics, and (iii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of such Service in a manner that is substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services prior to the Distribution Date or, with respect to services for which same or similar services were not provided prior to the Distribution Date, in a manner that is substantially similar to the manner in which such Provider or its Affiliates responds with respect to internally provided services. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 5.1(a) so long as the applicable Provider complies with the foregoing clause (iii).

(b) Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of applicable Law or any existing contract or agreement with a third party. If the Provider is or becomes aware of any potential violation on the part of the Provider, the Provider shall promptly send a written notice to the Recipient of any such potential violation. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third party to allow the Provider to perform or cause to be performed any Service in accordance with the standards set forth in Section 5.1(a), subject to Section 4.1(g). If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third-party consent or the performance of such Service by the Provider would continue to constitute a violation of applicable Law, the Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in Section 5.1(a) that would apply absent the exception provided for in the first sentence of this Section 5.1(b).

Section 5.2 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND EACH PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

Section 5.3 Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance and its subcontractors’ compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

Section 5.4 Treatment of Confidential Information. HPI Confidential Information or Enterprise Confidential Information that is disclosed by the respective Party or any its Subsidiaries in connection with the provision or receipt of Services shall be subject to the confidentiality and use restrictions set forth in Section 7.2 of the Separation Agreement.

ARTICLE VI

LIABILITY LIMITATIONS AND INDEMNIFICATION

Section 6.1 Consequential and Other Damages. Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, except for breaches of confidentiality obligations or in the case of gross negligence or willful misconduct, no Party shall be liable to the other Party or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by such Party (including any Affiliates and Representatives and any unaffiliated third-party providers, in each case, providing any applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to business interruptions or claims of customers, even if such Party has been advised of the possibility of such damages.

Section 6.2 Limitation of Liability. Except for (a) payment of Service Charges, (b) breaches of confidentiality obligations, (c) claims arising from gross negligence or willful misconduct, and (d) liability for indemnification with respect to third-party claims pursuant to Section 6.4 or 6.5, the Liability of a Party and its Affiliates and Representatives, collectively, for any act or failure to act in connection with a Service Schedule (including the performance or breach of such Service Schedule), or from the sale, delivery, provision or use of any Services provided under or contemplated by a Service Schedule, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the aggregate Service Charges actually paid to such Party and its Affiliates under such Service Schedule up to the date of the event giving rise to such liability.

Section 6.3 Obligation to Re-perform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Sections 6.1 and 6.2, reimburse the Recipient and its Affiliates and Representatives for Liabilities attributable to such breach by the Provider. The remedy set forth in this Section 6.3 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement. Any request for re-performance in accordance with this Section 6.3 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such error, defect or breach becomes apparent or should have reasonably become apparent to the Recipient.

Section 6.4 HP Indemnity.

(a) From and after the Distribution Date, HP in its capacity as a Recipient and on behalf of each of the other members of the HPI Group in their capacity as Recipients, shall indemnify, defend and hold harmless Enterprise and the other Enterprise Indemnified Parties from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for outside counsel, accountants and other outside consultants) (collectively, “Losses”) suffered or incurred by the Enterprise Indemnified Parties in connection with a third-party claim against such Enterprise Indemnified Parties, which Losses result from any Services provided by any member of the Enterprise Group hereunder, except to the extent such Losses arise out of an Enterprise Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services, (iii) violation of third-party rights (including such third-party rights embodied in patents, trademarks, copyrights and trade secrets) in providing the Services, or (iv) gross negligence or willful misconduct in providing the Services.

(b) From and after the Distribution Date, HP, in its capacity as a Provider and on behalf of each of the other members of the HPI Group in their capacity as Providers, shall indemnify, defend and hold harmless Enterprise and the other Enterprise Indemnified Parties from and against any and all Losses suffered or incurred by the Enterprise Indemnified Parties in connection with a third-party claim against such Enterprise Indemnified Parties, which Losses result from (i) a breach of this Agreement by HP or any other member of the HPI Group in connection with the provision of Services, or (ii) the gross negligence or willful misconduct of HP or any other member of the HPI Group in its performance of its obligations hereunder; provided, however, that HP shall not be deemed to have breached the Agreement, or been grossly negligent or to have engaged in willful misconduct, to the extent that Losses arise as a result of information provided by or on behalf of the Enterprise Indemnified Parties to HP or any other member of the HPI Group or any actions taken or omitted to be taken by the HP or any other member of the HPI Group upon the written direction or instruction of the Enterprise Indemnified Parties.

Section 6.5 Enterprise Indemnity.

(a) From and after the Distribution Date, Enterprise in its capacity as a Recipient and on behalf of each of the other members of the Enterprise Group in their capacity as Recipients, shall indemnify, defend and hold harmless HP and the other HP Indemnified Parties from and against any and all Losses suffered or incurred by the HP Indemnified Parties in connection with a third-party claim against such HP Indemnified Parties, which Losses result from any Services provided by any member of the HPI Group hereunder, except to the extent such Losses arise out of an HPI Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services, (iii) violation of third-party rights (including such third-party rights embodied in patents, trademarks, copyrights and trade secrets) in providing the Services, or (iv) gross negligence or willful misconduct in providing the Services.

(b) From and after the Distribution Date, Enterprise, in its capacity as a Provider and on behalf of each of the other members of the Enterprise Group in their capacity as Providers, shall indemnify, defend and hold harmless HP and the other HP Indemnified Parties from and against any and all Losses suffered or incurred by the HP Indemnified Parties in connection with a third-party claim against such HP Indemnified Parties, which Losses result from (i) a breach of this Agreement by Enterprise or any other member of the Enterprise Group in connection with the provision of Services, or (ii) the gross negligence or willful misconduct of Enterprise or any other member of the Enterprise Group in its performance of its obligations hereunder; provided, however, that Enterprise shall not be deemed to have breached the Agreement, or been grossly negligent or to have engaged in willful misconduct, to the extent that Losses arise as a result of information provided by or on behalf of the HP Indemnified Parties to Enterprise or any other member of the Enterprise Group or any actions taken or omitted to be taken by the Enterprise or any other member of the Enterprise Group upon the written direction or instruction of the HP Indemnified Parties.

Section 6.6 Indemnification Procedures. The provisions of Section 6.6 of the Separation Agreement shall govern claims for indemnification under this Agreement, provided that, for purposes of this Section 6.6, in the event of any conflict between the provisions of Section 6.6 of the Separation Agreement and this Article VI, the provisions of this Agreement shall control.

Section 6.7 Liability for Payment Obligations. Nothing in this Article VI shall be deemed to eliminate or limit, in any respect, HP’s or Enterprise’s express obligation in this Agreement to pay Service Charges for Services rendered in accordance with this Agreement.

Section 6.8 Exclusion of Other Remedies. The provisions of Sections 6.3, 6.4 and 6.5 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the HPI Group and the Enterprise Group, as applicable, for any Liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

Section 6.9 Other Indemnification Obligations Unaffected. For avoidance of doubt, this Article VI applies solely to the specific matters and activities covered by this Agreement (and not to matters specifically covered by the Separation Agreement or the other Transaction Documents).

ARTICLE VII

TERM AND TERMINATION

Section 7.1 Term and Termination.

(a) This Agreement shall be effective on the Distribution Date and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) (i) Without prejudice to a Recipient’s rights with respect to a Force Majeure set forth in Section 9.19, a Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof:

(A) for any reason or no reason, effective as of the end of a calendar month ending no earlier than ninety (90) days after the Effective Date, upon providing (i) with respect to Service Schedules with an original duration less than or equal to twelve (12) months, at least forty-five (45) days’ prior written notice to the Provider, (ii) with respect to Service Schedules with an original duration greater than twelve (12) months, ninety (90) days’ prior written notice to the Provider, or (iii) notice in accordance with such other notice period as may be specified in the applicable Service Schedule, provided that this provision will not prevent the expiration of any Service Schedules with a duration that is less than ninety (90) days; or

(B) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient.

(ii) A Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, including making payment of Service Charges when due, and such failure shall continue uncured for a period of thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider.

(iii) In the event of a termination under Section 7.1(b)(i) or (ii), the Recipient shall pay to the Provider (A) any unamortized Exit Costs and Stranded Costs and (B) any breakage or termination fees, and other termination costs not included in the Exit Costs or Stranded Costs, payable by the Provider, solely as a result of the early termination of this Agreement, with respect to any resources or pursuant to any other third-party agreements that were used by the Provider to provide such Service (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing Services) (“Termination Charges”). The Provider will provide to the Recipient an invoice for the unamortized Exit Costs and Stranded Costs, and Termination Charges, within thirty (30) days following the date of any termination of this Agreement under Section 7.1(b)(i) or (ii) and will provide reasonable documentary evidence to substantiate such Termination Charges.

(iv) The relevant Schedule shall be updated to remove any Service terminated under Section 7.1(b)(i) or (ii).

(v) In the event that any Service is terminated other than at the end of a month, and the Service Charge associated with such Service is a fixed fee, such Service Charge shall be pro-rated appropriately. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on the applicable Service Schedules and agree that, if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 7.1(b)(i)(A), then the Parties shall negotiate in good faith to amend the Service Schedule relating to such affected continuing Service.

(c) If the Recipient reasonably determines that it will require a Service to continue beyond the duration identified in the applicable Service Schedule or the end of a subsequent extension period, the Recipient may request the Provider to extend such Service for the desired renewal period(s) (each, a “Service Extension”) by written notice to the Provider no less than forty-five (45) days prior to end of the then-current Service duration. The Provider shall use commercially reasonable efforts to comply with such Service Extension request; provided, however, that (i) the Service Extensions with respect to each Service Schedule shall not extend the duration of such Service Schedule more than twelve (12) months beyond its original duration, as specified in the applicable Service Schedule, (ii) the Provider will not be in breach of its obligations under this Section 7.1(c) if it is unable to comply with a Service Extension request through the use of commercially reasonable efforts such as where a third-party consent that is required in order for the Provider to continue to provide the applicable Services during the requested Service Extension cannot be obtained by the Provider through the use of commercially reasonable efforts, and (iii) each Service Extension is permissible under applicable Law. The Mark-Up for a Service Extension will increase in accordance with Schedule F. With respect to each Service Schedule under which the Service Charge is a fixed fee and the annual aggregate Service Charges exceed $3,000,000, and for which the Recipient timely provides an extension request, the Provider and the Recipient will negotiate in good faith the amount of the fixed fee on which the Service Charge will be based for the Service Extension. The amount of such fixed fee to which the Parties agree will then be increased by the Markup to determine the new fixed monthly Service Charge payable during the Service Extension. The Parties shall amend the terms of the applicable Service Schedule to reflect the new Service duration and Service Charge, if applicable, within five (5) days following (A) the Recipient’s request for a Service Extension, with respect to Service Schedules other than those described in the foregoing two sentences or (B) following the Parties’ agreement on the applicable Service Charge, with respect to Service Schedules described in the foregoing two sentences, in each case subject to the conditions set forth in this Section 7.1(c). Each such amended Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement.

Section 7.2 Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the applicable Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for (a) the Service Charges owed and payable in respect of Services provided prior to the effective date of termination and (b) any applicable unamortized Exit Costs or Stranded Costs, and Termination Charges, payable in accordance with Section 7.1(b)(iii). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VI (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), this Section 7.2, Article VIII, Article IX, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges, unamortized Exit Costs and Stranded Costs, and Termination Charges, shall continue to survive indefinitely.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 General. Except as expressly provided in this Article VIII, the procedures set forth in this Article VIII shall apply to any dispute, controversy or claim, whether sounding in contract, tort or otherwise, arising out of or relating to this Agreement or the transactions contemplated hereby or between or among any members of the HPI Group, on the one hand, and any members of the Enterprise Group, on the other hand (a “Dispute”). Each Party agrees on behalf of itself and the members of its Group that the procedures set forth in Article VIII shall be the sole and exclusive remedy in connection with any such Dispute and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in this Article VIII, and except to the extent provided under the Federal Arbitration Act, 9 U.S.C. §§1 et seq. (the “Arbitration Act”), in the case of judicial review of arbitration results or awards. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE VIII, EACH PARTY ON BEHALF OF ITSELF AND EACH MEMBER OF ITS GROUP IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY DISPUTE. Except as required by applicable Law, and without limiting Section 8.6, all dispute resolution proceedings pursuant to this Article VIII shall be confidential and shall not be disclosed by any Party (other than disclosure to its advisors or to the extent disclosure is otherwise permitted pursuant to Section 5.4) and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Section 8.2 Negotiations between Parties’ Designated Representatives. The Parties shall make a good faith attempt to resolve any Dispute through negotiation. In the event of any Dispute, the Party that desires to initiate the dispute resolution process will provide a notice of the Dispute (“Dispute Notice”) to the other Party. The Parties agree that the HP Services Manager and the Enterprise Services Manager (or such other persons as HP and Enterprise may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of HP and Enterprise within thirty (30) days after the initial written notice of the Dispute (or such longer period as the Parties may agree), then the Parties’ second tier negotiating teams specified in Schedule G shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the Dispute. During the course of negotiations under this Section 8.2, all reasonable requests made by one Party to the other for information, including reasonable requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after second tier negotiating team, first meet to attempt to resolve the Dispute delivery of the Dispute Notice or if a Party reasonably concludes that the other Party is not willing to negotiate in good faith as contemplated by this Section 8.2, either Party may submit the Dispute to binding mediation in accordance with Section 8.3.

Section 8.3 Binding Mediation. Any Dispute not resolved pursuant to Section 8.2 shall, at the written request of any Party (a “Mediation Request”), be submitted to binding mediation in accordance with the International Institute for Conflict Prevention & Resolution

(“CPR”) Mediation Procedure (the “Procedure”) then in effect, except as otherwise set forth in this Article VIII. The mediation shall be held in Palo Alto, California or such other place as the Parties may mutually agree. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Party of a Mediation Request, then any Party may request (on written notice to the other Party), that CPR appoint a mediator in accordance with the Procedure. If the Dispute has not been resolved within the earlier of sixty (60) days of the appointment of a mediator or ninety (90) days after receipt by a Party of a Mediation Request, or within such longer period as the Parties may agree to in writing, either Party may submit the Dispute to binding arbitration in accordance with Section 8.4; provided, however, that if one Party fails to participate in either the mediation, the other Party may commence arbitration in accordance with Section 8.4 prior to the expiration of the time periods set forth above.

Section 8.4 Binding Arbitration.

(a) Any Dispute not resolved pursuant to Section 8.3 shall, at the written request of any Party (an “Arbitration Demand Notice”), be submitted to binding arbitration in accordance with this Section 8.4. If either Party shall deliver an Arbitration Demand Notice, the other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related Dispute without the requirement of first delivering a Dispute Notice as contemplated by Section 8.2 or a Mediation Request as contemplated by Section 8.3. Subject to Section 8.5, upon delivery of an Arbitration Demand Notice pursuant to this Section 8.4, the Dispute shall be decided in accordance with this Section 8.4.

(b) Any arbitration hereunder will be conducted in accordance with CPR Rules for Administered Arbitration then in effect (the “CPR Arbitration Rules”); provided, however, that to the extent that the provisions of this Agreement and the CPR Arbitration Rules conflict, the provisions of this Agreement (including this Article VIII) shall govern. Unless the Parties otherwise agree, any such arbitration shall be conducted by and before a single arbitrator. Any arbitrator selected pursuant to this Section 8.4 shall be neutral and disinterested with respect to each of the Parties and the subject matter of the Dispute.

(c) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement; it being understood that the arbitrator will have full authority to implement the provisions of this Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, however, that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the Parties and the Dispute would have absent these arbitration provisions or (ii) any right or power to award special, indirect, punitive, exemplary, consequential, remote, speculative or similar damages in excess of compensatory damages, except to the extent such damages are expressly permitted by the terms of this Agreement. It is the intention of the Parties that in rendering a decision the arbitrator will give effect to the applicable provisions of this Agreement and follow applicable Law.

(d) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing Party. Any decision rendered under such circumstances shall be as valid and enforceable as if the Parties had appeared and participated fully at all stages.

(e) Notwithstanding anything to the contrary herein, the fees of the arbitrator and all other arbitration costs shall be borne equally by each Party, except that each Party shall be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Party.

(f) Any arbitration award shall be an award with a holding in favor of or against a Party and shall include findings as to facts, issues or conclusions of law, and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

(g) Any arbitration proceedings hereunder shall be held in Palo Alto, California or such other place as the Parties may mutually agree.

(h) The arbitration, including the interpretation of the provisions of this Article VIII only to the extent they relate to the agreement to arbitrate set forth herein and any procedures pursuant thereto, shall be governed by the Arbitration Act. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 9.7.

Section 8.5 Interim Equitable Relief. Regardless of whether a Dispute Notice, Mediation Request or Arbitration Demand Notice has been delivered, prior to the time at which the mediator or arbitrator is appointed pursuant to this Article VIII, either Party may seek interim equitable relief in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor the grant or denial of, any such relief shall be deemed a waiver of the dispute resolution obligations set forth herein, and a mediator or arbitrator may order the Parties to petition the court to dissolve, continue or modify any such order.

Section 8.6 Confidentiality of Mediation and Arbitration Results. Except as required by applicable Law, the Parties shall hold, and shall cause their respective Subsidiaries and Representatives to hold, the existence, content and result of mediation or arbitration in accordance with the provisions of this Article VIII in confidence (other than disclosure to its advisors, to the extent disclosure is otherwise permitted pursuant to Section 5.4 or as may be required in order to enforce any agreement or award). Each of the Parties shall request that the mediator or arbitrator, as applicable, comply with such confidentiality requirement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party an agent of an unaffiliated Party in the conduct of such other Party’s business. The Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local or foreign.

Section 9.2 Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.3 Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by Governmental Authorities (including taxing authorities), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other Party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

Section 9.4 Notices. Except with respect to routine communications by a TSA Manager or TSA Owner under Section 2.6, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.4):

(i) if to HP, to: HP Inc. 1501 Page Mill Road Palo Alto, California 94304
Attention:	General Counsel
Facsimile:	[ ]
Email:	[ ]

with a copy to:

(ii) if to Enterprise, to: Hewlett Packard Enterprise Company 3000 Hanover Street Palo Alto, California 94304
Attention:	General Counsel
Facsimile:	[ ]
Email:	[ ]

with a copy to:

Section 9.5 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.6 Entire Agreement. This Agreement, the Separation Agreement and the other Transaction Documents and the schedules and exhibits hereto and thereto constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

Section 9.7 Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a) This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(b) Each of HP and Enterprise, on behalf of itself and the members of its Group, hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens and agrees to submit to the jurisdiction of such courts and (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.4 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts.

Section 9.8 Facsimile Signatures. Each Party acknowledges that it may be executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.9 Assignability; No Third Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Except as provided in Sections 6.4 and 6.5 with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Public Announcements. From and after the Effective Time, HP and Enterprise shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 9.11 Specific Performance. Subject to Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement (except as otherwise provided therein), the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 9.12 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by each of the Parties.

Section 9.13 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Schedule” are references to the Articles, Sections, paragraphs, clauses, and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) HP and Enterprise have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 9.14 Counterparts. This Agreement may be executed in one (1) or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.15 Performance. HP will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the HPI Group. Enterprise will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Enterprise Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 9.15 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby.

Section 9.16 Title to Intellectual Property. Except as expressly provided for under the terms of this Agreement, the Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property which is owned or licensed by the Provider, by reason of the provision of the Services provided hereunder. The Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any Intellectual Property owned or licensed by the Provider. The Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any Intellectual Property owned or licensed by the Provider, and the Recipient shall promptly notify the Provider of any such attempt, regardless of whether by the Recipient or any third party, of which the Recipient becomes aware.

Section 9.17 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Reorganization and the Distribution and shall remain in full force and effect.

Section 9.18 Waivers of Default. A waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.

Section 9.19 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Party of the nature and extent of any such Force Majeure and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

HEWLETT-PACKARD COMPANY

By:
Name:
Title:

HEWLETT PACKARD ENTERPRISE COMPANY

By:
Name:
Title:

[Signature Page for Transition Services Agreement]